Exhibit 99.1

SurModics Acquires NorMedix, a Design and Development Company Focused on Minimally Invasive Catheter Technologies

•	Furthers transformation strategy with vascular expertise and R&D capabilities

•	Brings unique catheter-based technology and development capabilities

•	Raising revenue guidance to adjusted range of $62 million to $66 million

•	GAAP EPS in range of $0.30 to $0.35 per share; non-GAAP EPS unchanged at $0.66 to $0.75 per share

EDEN PRAIRIE, Minn. – Jan. 11, 2016 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies, today announced it has acquired NorMedix, Inc., a privately owned design and development company focused on ultra thin-walled, minimally invasive catheter technologies based in Plymouth, Minn. This acquisition strengthens SurModics’ vascular device expertise and research and development (R&D) capabilities. Along with the recent acquisition of Creagh Medical, the addition of NorMedix positions SurModics to make significant progress on its strategy to offer whole-product solutions to medical device customers, while continuing its commitment to consistently deliver innovation in coating technologies and in vitro diagnostics.

These strategic acquisitions combines the best-in-class capabilities of NorMedix’s catheter-based technologies, Creagh Medical’s percutaneous transluminal angioplasty (PTA) balloon platform capabilities, and SurModics’ innovative coating and drug delivery technologies to develop highly differentiated delivery and therapeutic intravascular solutions. The result is an organization with unique device design and development expertise, rich technology content, manufacturing capabilities, and a state-of-the-art facility equipped for medical device R&D and manufacturing.

“With NorMedix we will have a differentiated catheter-technology platform and additional design and development expertise that will enhance the value we offer our medical device customers,” said Gary Maharaj, president and chief executive officer, SurModics. “We remain focused on being a strategic partner to industry-leading medical device companies by offering early access to innovative whole-product solutions.”

NorMedix’s leadership team has a proven track-record of successfully developing and launching market-leading medical devices. In addition to developing and licensing its hemostasis sealing device to several medical device customers, the company has developed advanced braiding technologies, which allow for the design, development and manufacture of highly differentiated catheters to support complex interventional procedures. This proprietary technology is a strong complement to SurModics’ new hydrophilic coating innovations and future drug-coated balloon platforms. Together with SurModics’ leadership in coating technology, the combined organization, with Creagh Medical and NorMedix, will have the capabilities to support customers from concept to commercialization. Gregg Sutton, current president and chief executive officer of NorMedix, will join the SurModics leadership team as vice president of R&D, reporting to Gary Maharaj.

“We are pleased to be joining the SurModics team, recognizing the strategic fit of our design and development expertise with SurModics’ innovative coating technologies,” said Sutton. “NorMedix has been focused on addressing challenging healthcare problems with pioneering design and development capabilities and is a strong fit with SurModics’ culture, capabilities and commitment to providing innovative healthcare solutions to help patients.”

SurModics acquired NorMedix for $14 million, including an upfront payment of $7 million, and up to $7 million based on the achievement of revenue and other value-creating milestones through September 30, 2019. Other financial terms of the agreement were not disclosed.

As a result of the NorMedix transaction, SurModics is adjusting fiscal 2016 revenue guidance from a range of $60 million to $64 million to an adjusted range of $62 million to $66 million. Further, the company is revising its diluted earnings per share guidance from a range of $0.38 to $0.43 per share to a revised range of $0.30 to $0.35 per share. The transaction is not expected to impact non-GAAP earnings guidance of $0.66 to $0.75 per share.

About NorMedix

NorMedix has proven medical device design and development expertise. The company has a track record with complex, first-of-a-kind precision devices, especially with early-stage design and development. NorMedix’s product development process is cost effective and assures quick turn-around on the highest quality products. The company is based in Plymouth, Minn.

About SurModics, Inc.

SurModics partners with the world’s leading and emerging medical device, diagnostic and life sciences companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. SurModics’ mission is to be a trusted partner to its customers by providing the most advanced surface modification technologies and in vitro diagnostic chemical components that help enhance the well-being of patients. The company’s core offerings include surface modification coating technologies that impart lubricity, prohealing and biocompatibility characteristics and components for in vitro diagnostic test kits and microarrays. SurModics’ strategy is to build on the product and technical leadership within these fields, and expand the core offerings to generate opportunities for longer term sustained growth. SurModics is headquartered in Eden Prairie, Minn. For more information about the company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about the beliefs and expectations regarding the impact of the acquisitions on the company’s financial performance, and the expected benefits of the acquisitions, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully integrate our acquired companies, including their employees, products and technology content, into our business, (2) our ability to successfully develop, obtain regulatory approval for, and commercialize our proprietary products, including the products acquired from Creagh Medical and NorMedix, (3) possible adverse market conditions and possible adverse impacts on our business operations and financial results, and (4) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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CONTACT:

SurModics, Inc.

Andy LaFrence, 952-500-7000

Vice President of Finance and Chief Financial Officer